UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2013 (August 5, 2013)

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54688	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 5, 2013, American Realty Capital Healthcare Trust, Inc.’s (the “Company”) board of directors approved the Company’s potential acquisition of four properties which serve as regional headquarters for UnitedHealthcare Services, Inc., a wholly owned subsidiary of UnitedHealth Group (the “UnitedHealth Portfolio”). The four properties contained in the UnitedHealth Portfolio are located in Cypress, California, Indianapolis, Indiana and Wisconsin (Onalaska and Wauwatosa). Subsequently, on August 8, 2013, the Company’s indirect sponsor, AR Capital, LLC, entered into a purchase and sale agreement with respect to various portfolios with Inland American Real Estate Trust, Inc., including the UnitedHealth Portfolio. The seller has no material relationship with the Company and the acquisition will not be an affiliated transaction.

Pursuant to the terms of the purchase and sale agreement, the obligation to close upon the acquisition of the UnitedHealth Portfolio is subject to certain conditions customary to closing. Although the Company believes that the acquisition of the UnitedHealth Portfolio is probable, there can be no assurance that the acquisition will be consummated. The purchase and sale agreement contains customary representations and warranties by the seller.

The purchase price of the UnitedHealth Portfolio is $123.0 million, exclusive of closing costs. The Company intends to fund the purchase price of the UnitedHealth Portfolio with cash on hand from its completed initial public offering. The Company may seek financing on the property at or post-closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The UnitedHealth Portfolio contains an aggregate of approximately 610,700 rentable square feet and is 100% leased to UnitedHealthcare Services, Inc., a subsidiary of UnitedHealth Group, which carries an investment grade credit rating as determined by major credit rating agencies. As of the date of this filing, the UnitedHealth Portfolio’s leases have an average remaining lease term of 7.8 years and the leases are net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Expected annualized rental income for the UnitedHealth Portfolio is $9.7 million.

Item 8.01. Other Events.

Including the Company’s potential acquisition of the UnitedHealth Portfolio, to date, the Company has assembled a combined portfolio of $1.40 billion including purchased properties and properties under agreement, reflecting a substantial completion of its acquisition phase. Such portfolio includes $1.05 billion of purchased properties, $238.4 million of properties under executed purchase and sale agreements and $111.5 million of properties under executed letters of intent.

A copy of the press release announcing the foregoing is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated August 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: August 9, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors